PRESS RELEASE

FOR FURTHER INFORMATION:


At the Company:			At the Financial Relations	Board:
Elaine Bacon				  Bill Schmidle, Analyst Inquiries
513-489-5400			   312-640-6753
shinfo@cnmw.com			Karl Plath, General Inquiries
					             312-640-6738


FOR IMMEDIATE RELEASE


CINCINNATI MICROWAVE APPOINTS NEW CEO IN PLANNED
TRANSITION


CINCINNATI, June 4, 1996_Cincinnati Microwave, Inc. (Nasdaq:CNMW) today announced that Erika Williams, a director of the company since 1994, has been appointed president and chief executive officer effective June 10, 1996. Current President and Chief Executive Officer Jacques A. Robinson will remain on the board of directors and continue to lead the company's efforts to develop strategic partnerships.

Commenting on the transition, Robinson said, "Erika's extensive experience in managing high technology businesses in rapidly developing markets and familiarity with Cincinnati Microwave make her the ideal person to lead Cincinnati Microwave."

Williams, 49, has served as chief executive officer of Systems Integrators, Inc., a company that designs, manufactures, markets and services publishing systems to the newspaper publishing industry, since March 1996 and chief operating officer from July 1995. From 1978 to 1995, Williams held various positions with Amdahl Corporation, a developer and manufacturer of mainframe computers, including senior vice president and general manager of Enterprise Storage Systems (an Amdahl subsidiary), corporate officer responsible for product management of the mainframe business, vice president of processor technology and development and director of product software and diagnostics. She holds a Master of Business Administration degree from the Massachusetts Institute of Technology, as well as Bachelor of Science and Master of Science degrees in Computer Science from Boston University.

Williams commented on her appointment, "Recent results indicate that Cincinnati Microwave has completed key steps and is continuing to take steps to improve its performance. Its products continue to be received favorably in the marketplace. I am looking forward to the challenge of managing the company to further improve its performance."

Robinson, the company's third largest shareholder, will continue to devote extensive time to the company. He added, "Cincinnati
Microwave has consistently sought strategic partnerships to strengthen the market position of its leading edge products. With Erika leading the company, I can devote time to this important component of our strategy to maximize shareholder value."

Cincinnati Microwave designs, manufactures and markets ultrahigh frequency and microwave wireless communications products. The company's product lines include radar warning devices, digital spread spectrum cordless telephones and wireless data modems for use on the Cellular Digital Packet Data (CDPD) network. The company's products combine its experience in ultrahigh frequency and microwave wireless technology, including digital signal processing, with its high volume manufacturing capabilities.

The company markets its products both under the ESCORTr brand name through direct advertising and as an Original Equipment Manufacturer (OEM) supplier. The company's strategy for entering new markets is to align with companies that have established sales leadership and market positions. This strategy is designed to provide broader access to the end user. The company produces digital spread spectrum telephones for several leading marketers of consumer telephones. The company's common stock is traded on the Nasdaq National Market System under the symbol CNMW.


Additional information on the company, its products and markets can be obtained from the Company's world wide web site: http://www.cnmw.com/welcome.htm. Information about
Cincinnati Microwave also is available, free of charge via fax, by dialing 1-800-PRO-INFO and using ticker symbol CNMW.